Exhibit 99.1
Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)
Panera Bread Company Reports Q1 2011 diluted EPS of $1.09, up 33% over Q1 2010
HIGHLIGHTS
• Q1 2011 Company-owned comparable net bakery-cafe sales up 3.3%
• Two year Company-owned comparable net bakery-cafe sales up 13.3%
• April 2011 (27 days to date) Company-owned comparable net bakery-cafe sales up 5.3%
• Q2 2011 EPS target of $1.15 to $1.17 (up 35% to 38% versus Q2 2010)
• FY 2011 EPS target increased to $4.47 to $4.51 (up 23% to 25% versus FY 2010)
St. Louis, MO, April 26, 2011 — Panera Bread Company (Nasdaq: PNRA) today reported net income of $33 million, or $1.09 per diluted share, for the first quarter ended March 29, 2011. The first quarter of fiscal 2011 results compare to net income of $26 million, or $0.82 per diluted share, for the first quarter ended March 30, 2010, and represent a 33% year-over-year increase in diluted earnings per share.
The Company’s first quarter of fiscal 2011 consolidated statements of operations and margin analyses are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	March 29, 2011	March 30, 2010	Change

Total revenue	$422,100	$364,210	16%
Net income	$32,774	$25,845	27%
Diluted earnings per share	$1.09	$0.82	33%
Shares used in diluted EPS	30,160	31,521
First Quarter Fiscal 2011 Results and Business Review
Comparable Net Bakery-Cafe Sales Growth
In the first quarter of fiscal 2011, system-wide comparable net bakery-cafe sales increased 3.3% compared to the same period in fiscal 2010. Company-owned comparable net bakery-cafe sales increased 3.3%, and franchise-operated comparable net bakery-cafe sales increased 3.4% versus the comparable period in fiscal 2010. Two year system-wide comparable net bakery-cafe sales increased 12.8%, two year Company-owned comparable net bakery-cafe sales increased 13.3%, and two year franchise-operated comparable net bakery-cafe sales increased 12.6%.
The Company-owned comparable net bakery-cafe sales increase of 3.3% in the first quarter of fiscal 2011 was comprised of year-over-year transaction growth of 1.7% and average check growth of 1.6%. The Company estimates that the impact of severe winter weather in the first quarter reduced both its transaction growth and comparable net bakery-cafe sales growth by approximately 150 basis points. A schedule of comparable net bakery-cafe sales information is attached as Schedule III.

New Unit Development and AWS
During the first quarter of fiscal 2011, the Company opened 8 new bakery-cafes and its franchisees opened 11 new bakery-cafes. As a result, there were 1,467 bakery-cafes open system-wide as of March 29, 2011. Additionally, during the first quarter of fiscal 2011, the Company sold substantially all the assets of two bakery-cafes to an existing franchisee.

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of December 28, 2010	662	791	1,453
Bakery-cafes opened	8	11	19
Bakery-cafes closed	(3)	(2)	(5)
Bakery-cafes acquired	(2)	2	—

Bakery-cafes as of March 29, 2011	665	802	1,467

Average weekly net sales (“AWS”) for Company-owned new units for the first quarter of fiscal 2011 was $49,551 compared to $56,113 in the same period of fiscal 2010. AWS for franchise-operated new units for the first quarter of fiscal 2011 was $45,532 compared to $44,220 in the same period of fiscal 2010. A schedule of the first quarter of fiscal 2011 AWS is attached as Schedule II.
Operating Margin
In the first quarter of fiscal 2011, the Company generated operating margin improvement of approximately 100 basis points compared to the first quarter of fiscal 2010. This operating margin improvement was primarily driven by sales leverage from comparable net bakery-cafe sales increases, structural improvements in labor expense, and favorability based on timing in benefits expense, the latter of which is expected to reverse later in this fiscal year.
Use of Capital
In April 2011, the Company completed the purchase of substantially all the assets and certain liabilities of 25 bakery-cafes owned by its Milwaukee franchisee. The Company’s results for the first quarter of fiscal 2011 were not impacted by the purchase as the acquisition was completed following the close of the quarter. The Company expects the acquisition to be $0.01 to $0.02 accretive in fiscal 2011 after integration costs and $0.04 to $0.06 accretive in fiscal 2012 ($0.03 to $0.04 incremental accretion versus fiscal 2011).
Second Quarter of Fiscal 2011 Outlook
Second Quarter of Fiscal 2011 Targets
Diluted EPS Target
For the second quarter of fiscal 2011, the Company is targeting earnings per diluted share of $1.15 to $1.17 versus $0.85 per diluted share in the second quarter of fiscal 2010. If the Company meets this target, diluted earnings per share will grow 35% to 38% in the second quarter of fiscal 2011 versus the comparable period in fiscal 2010.

This second quarter of fiscal 2011 diluted earnings per share target includes the following key assumptions:
Comparable Net Bakery-Cafe Sales Growth
The range for the Company’s second quarter of fiscal 2011 Company-owned comparable bakery-cafe sales growth is targeted at 5.0% to 6.0% over the comparable period in fiscal 2010. The two year Company-owned comparable bakery-cafe sales target is 14.6% to 15.6%, in line with the Company’s first quarter two year comparable bakery-cafe sales growth after adding back the estimated impact of weather in the quarter. The second quarter of fiscal 2011 Company-owned target assumes transaction growth between 2.5% and 3.5% and average check growth of approximately 2.5%. The Company is projecting a year-over-year price increase of approximately 2.5%.
New Unit Development and AWS
The Company is targeting approximately 27 to 29 system-wide new unit openings in the second quarter of fiscal 2011 with average weekly net sales for Company-owned new units consistent with its full year target of $37,000 to $39,000.
Operating Margin Improvement
In the second quarter of fiscal 2011, the Company is targeting 0 to 50 basis points of improvement in operating margin.
Updated Full Year Fiscal 2011 Outlook
Raising Full Year Fiscal 2011 Targets
Diluted EPS Target
The Company is raising its targeted earnings per diluted share to $4.47 to $4.51. If the Company meets its target, it would generate diluted earnings per share growth of 23% to 25% in fiscal 2011. This increased earnings per diluted share target is based on the acquisition of the Milwaukee market and a modestly improved outlook on operating performance.
This full year fiscal 2011 diluted earnings per share target is based on the following key assumptions:
Comparable Net Bakery-Cafe Sales Growth
The Company is narrowing its fiscal 2011 target for Company-owned comparable bakery-cafe sales growth to 5.0% to 6.0% from 4.0% to 6.0%. This target assumes transaction growth of 2.5% to 3.5% and average check growth of approximately 2.5%. The increased average check growth target is primarily a result of an incremental 1.0% price increase the Company intends to take to offset increased inflation in the latter part of 2011. The incremental price increase and increased inflation are expected to offset each other at the operating margin line and have no impact on the Company’s earnings per diluted share target.

New Unit Development and AWS
The Company continues to expect approximately 95 to 105 new unit system-wide openings in fiscal 2011. The average weekly net sales target for new Company-owned units remains at $37,000 to $39,000 in fiscal 2011.
Operating Margin Improvement
For fiscal 2011, the Company is expecting operating margin expansion of 0 to 50 basis points versus the prior year.
Concluding Comment
Bill Moreton, CEO, commented, “We are pleased to deliver 33% earnings growth in the first quarter, marking the eleventh out of the last twelve quarters of 20% plus growth. We believe the consistency of our results has been driven by the investments that we have made in the quality of our food, our people and the overall customer experience. We are now targeting 23% to 25% EPS growth for the full year 2011. At the same time we expect to deliver these results, we are making significant investments designed to set ourselves up to deliver 15% to 20% earnings growth for the next several years.”
Notes:
The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, April 27, 2011 to discuss the first quarter of fiscal 2011 results, preliminary comparable net bakery-cafe sales results for the first 27 days of the second quarter of fiscal 2011, and second quarter and full year targets and business outlook for fiscal 2011. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.
We include in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company’s comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of our prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

Comparable net bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable net bakery-cafe sales as defined or used by other companies. The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps it appreciate the effectiveness of our advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.
About Panera Bread Company
Panera Bread Company owns and franchises 1,467 bakery-cafes as of March 29, 2011 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.
Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” “estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 28, 2010 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 29, 2011	March 30, 2010
Revenues:
Bakery-cafe sales, net	$365,579	$312,500
Franchise royalties and fees	22,582	20,863
Fresh dough and other product sales to franchisees	33,939	30,847

Total revenue	422,100	364,210
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$106,209	$90,311
Labor	114,050	100,682
Occupancy	26,773	24,389
Other operating expenses	47,327	39,535

Total bakery-cafe expenses	294,359	254,917
Fresh dough and other product cost of sales to franchisees	28,024	24,835
Depreciation and amortization	19,094	17,009
General and administrative expenses	26,671	25,012
Pre-opening expenses	978	276

Total costs and expenses	369,126	322,049

Operating profit	52,974	42,161
Interest expense	225	168
Other (income) expense, net	(804)	307

Income before income taxes	53,553	41,686
Income taxes	20,779	15,841

Net income	$32,774	$25,845

Earnings per common share:
Basic	$1.10	$0.83

Diluted	$1.09	$0.82

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,845	31,170

Diluted	30,160	31,521

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	March 29, 2011	March 30, 2010
Revenues:
Bakery-cafe sales, net	86.6%	85.8%
Franchise royalties and fees	5.3	5.7
Fresh dough and other product sales to franchisees	8.0	8.5

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.1%	28.9%
Labor	31.2	32.2
Occupancy	7.3	7.8
Other operating expenses	12.9	12.7

Total bakery-cafe expenses	80.5	81.6
Fresh dough and other product cost of sales to franchisees (2)	82.6	80.5
Depreciation and amortization	4.5	4.7
General and administrative expenses	6.3	6.9
Pre-opening expenses	0.2	0.1

Total costs and expenses	87.4	88.4

Operating profit	12.6	11.6
Interest expense	0.1	—
Other (income) expense, net	(0.2)	0.1

Income before income taxes	12.7	11.4
Income taxes	4.9	4.3

Net income	7.8%	7.1%

(1)	As a percentage of Company net bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

	System-Wide AWS
	2011 [a]	2010	2009	2008	2007	2006
AWS	$43,096	$42,852	$39,926	$39,239	$38,668	$39,150

[a]	Represents System-Wide AWS at the end of the fiscal first quarter of 2011.

	2011 Company-Owned AWS By Year Opened						Year-Over-Year Change in Company-Owned AWS
		2010 Opens	2009 Opens	2011	2010			2009 Opens &
	2011 Opens [b]	[b]	& Prior	Acquisitions	Acquisitions	Total	2010 Opens [c]	Prior	AWS Total
Bakery-Cafes	8	42	575	—	40	665
Q1 11	$49,551	$39,075	$42,497	—	$46,244	$42,532	-30.4%	3.7%	3.6%

[b]	2011 Company-owned AWS excludes 2011 and 2010 acquisition data.

[c]	Change in Company-owned AWS in 2011 from 2010 compares 42 bakery-cafes in 2011 against 3 bakery-cafes at the end of the fiscal first quarter of 2010.

	2011 Franchise-Operated AWS By Year Opened						Year-Over-Year Change in Franchise-Operated AWS
		2010 Opens	2009 Opens	2011	2010			2009 Opens &
	2011 Opens [d]	[d]	& Prior	Acquisitions [f]	Acquisitions	Total	2010 Opens [e]	Prior	AWS Total
Bakery-Cafes	11	34	752	2	3	802
Q1 11	$45,532	$38,246	$43,862	$20,157	$35,525	$43,568	-13.5%	2.9%	2.2%

[d]	2011 Franchise-operated AWS excludes 2011 and 2010 acquisition data.

[e]	Change in Franchise-operated AWS in 2011 from 2010 compares 34 bakery-cafes in 2011 against 5 bakery-cafes at the end of the fiscal first quarter of 2010.

[f]	Represents two Paradise bakery-cafes.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 11	8	11	19	Q1 10	3	5	8
Q2 11				Q2 10	8	5	13
Q3 11				Q3 10	10	12	22
Q4 11				Q4 10	21	12	33

2011 YTD	8	11	19	2010 YTD	42	34	76
AWS — average weekly net sales for the time periods indicated.

PANERA BREAD COMPANY
Schedule III — Comparable Net Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended
	January 25, 2011	March 1, 2011	March 29, 2011	March 29, 2011
Company-owned	3.4%	3.8%	2.5%	3.3%
Franchise-operated	2.8%	4.5%	2.6%	3.4%
System-wide	3.0%	4.2%	2.5%	3.3%
Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable net bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and such acquisition date occurred prior to the first day of our prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.